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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Diedrich Coffee, Inc.:

We consent to the use of our report dated September 15, 2003, except as to note 7, which is as of September 29, 2003, with respect to the consolidated balance sheets of Diedrich Coffee, Inc. as of July 2, 2003 and July 3, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended July 2, 2003, which report appears in the July 2, 2003, annual report on Form 10-K/A of Diedrich Coffee, Inc, incorporated herein by reference. Our report refers to a change in the method of accounting for goodwill and other intangible assets effective June 28, 2001.

                      /s/ KPMG LLP

Costa Mesa, California
December 30, 2003

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INDEPENDENT AUDITORS' CONSENT